Exhibit 99

VF CORPORATION
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	2016 (a)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year

Net sales	$2,606,982	$2,294,762	$3,298,484	$3,138,251	$11,338,479
Royalty income	27,435	25,704	29,232	27,732	110,103
Total revenues	2,634,417	2,320,466	3,327,716	3,165,983	11,448,582

Costs and operating expenses
Cost of goods sold	1,350,700	1,185,247	1,693,071	1,591,228	5,820,246
Selling, general and administrative expenses	971,920	940,797	1,026,398	1,204,708	4,143,823
Impairment of goodwill and intangible assets	-	-	-	79,644	79,644
Total costs and operating expenses	2,322,620	2,126,044	2,719,469	2,875,580	10,043,713

Operating income	311,797	194,422	608,247	290,403	1,404,869

Interest, net	(20,020)	(21,394)	(22,568)	(21,564)	(85,546)
Other income (expense), net	1,292	1,501	(1,097)	305	2,001

Income from continuing operations before income taxes	293,069	174,529	584,582	269,144	1,321,324

Income taxes	51,134	38,036	99,358	16,060	204,588

Income from continuing operations	241,935	136,493	485,224	253,084	1,116,736
Income (loss) from discontinued operations, net of tax	18,334	(85,478)	13,265	11,249	(42,630)
Net income	$260,269	$51,015	$498,489	$264,333	$1,074,106

Earnings (loss) per common share - basic (b)
Continuing operations	$0.57	$0.33	$1.17	$0.61	$2.68
Discontinued operations	0.04	(0.21)	0.03	0.03	(0.10)
Total earnings per common share - basic	$0.62	$0.12	$1.21	$0.64	$2.58

Earnings (loss) per common share - diluted (b)
Continuing operations	$0.56	$0.32	$1.16	$0.61	$2.65
Discontinued operations	0.04	(0.20)	0.03	0.03	(0.10)
Total earnings per common share - diluted	$0.61	$0.12	$1.19	$0.63	$2.54

Weighted average shares outstanding
Basic	421,748	415,991	413,461	413,214	416,103
Diluted	429,133	422,059	419,240	417,891	422,081

Cash dividends per common share	$0.37	$0.37	$0.37	$0.42	$1.53

Basis of presentation of unaudited Condensed Consolidated Statements of Income: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. For presentation purposes herein, all references to First Quarter, Second Quarter, Third Quarter, Fourth Quarter and Full Year 2016 relate to the 13-week fiscal periods ended April 2, 2016, July 2, 2016, October 1, 2016, December 31, 2016 and the 52-week fiscal period ended December 31, 2016, respectively.

(a) In order to assist investors in understanding the impact of dispositions on VF's results of operations, VF has retrospectively revised its 2016 unaudited Condensed Consolidated Statements of Income to reflect discontinued operations of the Licensing Business, which comprises the Licensed Sports Group and JanSport® brand collegiate businesses, and the Contemporary Brands coalition, which included the 7 For All Mankind®, Splendid® and Ella Moss® brands.
(b) Amounts have been calculated using unrounded numbers.

VF CORPORATION
Supplemental Financial Information
GAAP Continuing Operations EPS to Non-GAAP Continuing Operations EPS
(Unaudited)

Twelve Months Ended December
2016

Diluted earnings per share from continuing operations	$2.65

Adjusted amounts (a)	$0.33

Diluted earnings per share from continuing operations - adjusted	$2.98

Contribution from Licensing Business (b)	$0.13

Adjusted diluted earnings per share from continuing operations including contribution from Licensing Business	$3.11

Non-GAAP Financial Information

The financial information above has been presented on a GAAP basis and on an adjusted basis, which is described below in (a) and (b). Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

(a) Adjusted amounts in 2016 represent restructuring charges of $58.1 million (net of $14.4 million tax), goodwill and intangible asset impairment charges of $79.6 million (net of $15.5 million tax) and a pension settlement charge of $50.9 million (net of $19.5 million tax). The EPS impact was calculated using 422,081,000 weighted average common shares. Excluding these charges, adjusted operating income from continuing operations in 2016 was $1.6 billion. Adjusted operating margin from continuing operations in 2016 was 14%.

(b) In the first quarter of 2017, the Licensing Business met the criteria for discontinued operations reporting and this adjusted amount represents the results of our Licensing Business as if the business was not reported as discontinued operations. The per share amounts were calculated using weighted average common shares of 422,081,000.

Following is the reconciliation of diluted earnings per share from discontinued operations to the adjusted amounts:

Twelve Months Ended
December 2016
Diluted loss per share from discontinued operations, as reported under GAAP	$(0.10)
Diluted loss per share related to discontinued operations of Contemporary Brands in 2016	0.23
Diluted per share contribution from Licensing Business reported in discontinued operations	$0.13